News

For Immediate Release                                                                     Contact:
October 23, 2008                                                                                 Rick Honey
                                                                                                               (212) 878-1831

MINERALS TECHNOLOGIES REPORTS THIRD QUARTER EARNINGS
PER SHARE FROM CONTINUING OPERATIONS OF $0.85, INCLUDING
 RESTRUCTURING CHARGES OF $0.17 PER SHARE

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Board Declares Regular Quarterly Dividend of $0.05 per Share

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Highlights:

•	Earnings per Share were $1.00 on Sales of $295 million.
•	Annualized rate of Return on Capital for the third quarter was 9.4 percent.
•	Income from operations, excluding special items, decreased 6 percent from second quarter, but grew 17 percent over prior year.
•	Sequentially, excluding special items, net income for the third quarter increased 3 percent over the second quarter.

NEW YORK, October 23 - Minerals Technologies Inc. (NYSE: MTX) today reported third quarter diluted earnings per common share of $1.00 compared with a loss of $5.47 in the third quarter of 2007 when the company announced a major restructuring program. Earnings per share from continuing operations were $0.85 in the third quarter and include restructuring charges of $0.17 per share. Earnings per share from discontinued operations were $0.15 for the quarter primarily due to a gain on the sale of an idle facility. Excluding special items, earnings were $1.06 per share in the third quarter as compared with $0.69 per share in the prior year. Net income for the quarter, excluding special items, increased 50 percent to $20.1 million compared with $13.4 million in the third quarter of 2007.

Sequentially, excluding special items, net income for the third quarter increased 3 percent from $19.5 million in the second quarter.

"The company delivered a solid performance in a difficult market environment. In particular, we achieved a 9.4 percent annualized rate of Return on Capital for the third quarter," said Joseph C. Muscari, chairman and chief executive officer. "Looking at our end markets, we saw continued contraction in the worldwide paper industry and increased weakness in the construction and automotive industries. Our Refractory segment, however, held up well during the quarter and was in line with steel production, which, however, has since declined."

The company's worldwide sales in the third quarter increased 11 percent to $294.9 million compared to $266.5 million in the previous year. This sales growth was primarily due to increased pricing necessitated by higher raw material costs and to foreign exchange. Income from operations, excluding special items, increased 17 percent in the third quarter to $28.0 million compared with $24.0 million in the prior year.

Sequentially, income from operations, excluding special items, decreased 6 percent from the second quarter of 2008.

The Specialty Minerals segment's worldwide sales in the third quarter increased 4 percent to $186.7 million from $179.5 million in the prior year. Income from operations, excluding special items, in the third quarter of 2008 decreased 9 percent to $16.8 million compared with $18.5 million in the prior year. This decline occurred in both the PCC and Processed Minerals product lines.

Sequentially, income from operations, excluding special items, decreased 17 percent from the second quarter of 2008.

Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, were $157.2 million, a 5-percent gain over the $150.3 million reported in the third quarter of 2007. This growth was attributable to foreign currency and to increased selling prices from the pass-through to customers of raw material cost increases. Worldwide unit volumes of Paper PCC were down approximately 3 percent from the third quarter of last year.

Sequentially, Paper PCC volumes were down 2 percent from the second quarter of 2008.

There has been a slowdown in demand for printing and writing papers in North America and Europe, which has resulted in paper mill and paper machine shutdowns.

In the Processed Minerals product line, third quarter sales increased 1 percent to $29.5 million from $29.2 million in the same quarter of last year, due primarily to price increases. This product line continues to be affected by the weakness in the residential and commercial construction markets as well as the automotive market. As a result, volumes have declined 10% from the prior year. Sequentially, volumes were down 5 percent from the second quarter of 2008.

In the company's Refractories segment, sales for the third quarter were $108.2 million, a 24-percent increase from $87.0 million recorded in the third quarter of 2007. Income from operations, excluding special items, in the third quarter of 2008 was $11.6 million compared with $5.5 million during the same period last year.

Sequentially, income from operations, excluding special items, increased 20 percent from the second quarter of 2008.

Sales of refractory products and systems for the steel market and other industrial uses increased 25 percent in the third quarter to $86.7 million from $69.5 million in the same period last year. This increase was attributable to increased selling prices necessitated by significant raw materials cost increases and to the favorable effects of currency. Sales in the metallurgical product line increased 23 percent to $21.5 million from $17.5 million in the third quarter of 2007. This increase was primarily the result of strong steel demand in North America.

Nine Months Results

The company's net income for the first nine months was a record $59.6 million compared with a net loss of $80.3 million for the same period in the prior year. Diluted earnings per share for the nine months were $3.12 compared to a loss of $4.19 per share for the first nine months in 2007. Earnings per share from continuing operations were $2.71 compared with a loss of $2.24 per share in the prior year. Earnings from discontinued operations were $0.41 for the first nine months of 2008 and include gains on the sale of three idle facilities of approximately $0.35 per share. This compares to a loss of $1.95 for the same period in 2007. Excluding special items, earnings were $3.03 per share in 2008 as compared with $1.99 per share in the prior year.

Minerals Technologies' worldwide sales for the first nine months of 2008 increased 9 percent to $872.2 million from $803.5 million in the same period last year. The sales growth was primarily attributable to increased pricing and to foreign exchange. Operating income, excluding special items, for the nine months increased 17 percent to $86.2 million compared with $73.6 million in the prior year.

 The Specialty Minerals segment's worldwide sales for the first nine months of 2008 were up 4 percent to $556.6 million from $536.3 million for the same period in 2007. Specialty Minerals income from operations, excluding special items, was $56.5 million for the first nine months of 2008 compared with $52.9 million in the prior year.

The Refractories segment's sales for the first nine months of 2008 were $315.6 million compared to $267.2 million in the previous year, an 18-percent increase. For the nine months, Refractories segment's operating income, excluding special items, was $30.4 million compared with $20.7 million in the prior year.

"Our performance for the first three-quarters of 2008 is the direct result of the fundamental changes we announced a year ago. We eliminated certain product lines, reduced expenses and placed tighter controls on capital," said Mr. Muscari. "Those changes have better positioned us to face the significant challenges we are now confronting as we move through the fourth quarter and into 2009. Market and economic conditions going forward have become much more uncertain; but we now have a stronger platform and continue to have a solid balance sheet from which to operate."

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The company also declared a regular quarterly dividend of $0.05 per share on its common stock. The dividend is payable on December 12, 2008 to stockholders of record on November 5, 2008.

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Minerals Technologies has scheduled an analyst conference call for Friday, October 24, 2008 at 11:00 a.m. to discuss operating results for the third quarter. The conference call will be broadcast over the company's website, www.mineralstech.com.

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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company's future operating results.

 Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2007 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

CONSOLIDATED STATEMENTS OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (in thousands, except per share data) (unaudited)
	Quarter Ended			% Growth		Nine Months Ended		% Growth

	Sept 28, 2008	June 29, 2008	Sept 30, 2007			Sept 28, 2008	Sept 30,
				Prior Year	Prior Qtr.		2007	Prior Year

Net sales	$294,917	$299,794	$266,548	11%	-2%	$872,231	$803,463	9%

Cost of goods sold	235,482	237,512	210,203	12%	-1%	689,779	630,484	9%

Production margin	59,435	62,282	56,345	5%	(5)%	182,452	172,979	5%

Marketing and administrative expenses	26,009	26,590	25,630	1%	(2)%	78,639	79,099	(1)%
Research and development expenses	5,433	6,014	6,689	(19)%	(10)%	17,567	20,217	(13)%
Restructuring and other charges	5,013	899	12,150	*	458%	7,344	12,150
Impairment of assets	0	0	94,070	*	*	0	94,070	*

Income (loss) from operations	22,980	28,779	(82,194)	*	(20)%	78,902	(32,557)	*

Non-operating income (deductions) - net	285	(724)	(1,309)	*	*	(1,953)	(5,737)	(66)%

Income (loss) before provision for taxes
on income, minority interests and
discontinued operations	23,265	28,055	(83,503)	*	(17)%	76,949	(38,294)	*

Provision (benefit) for taxes on income	6,329	8,653	(12,250)	*	(27)%	22,927	2,558	796%

Minority interests	879	713	490	79%	23%	2,445	2,161	13%

Income (loss) from continuing operations	16,057	18,689	(71,743)	*	(14)%	51,577	(43,013)	*

Income (loss) from discontinued operations, net of tax	2,951	4,646	(33,728)	*	*	7,973	(37,263)	*

Net income (loss)	$19,008	$23,335	$(105,471)	*	(19)%	$59,550	$(80,276)	*
* Percentage not meaningful

Weighted average number of common
shares outstanding:
Basic	18,859	18,937	19,273			18,957	19,172

Diluted	18,962	19,065	19,273			19,064	19,172

Earnings per share:

Basic:
Income from continuing operations	$0.85	$0.99	$(3.72)	*	(14)%	$2.72	$(2.24)	*
Income (loss) from discontinued operations	0.16	0.24	(1.75)	*	*	0.42	(1.95)	*
Basic earnings per share	$1.01	$1.23	$(5.47)	*	(18)%	$3.14	$(4.19)	*

Diluted:
Income from continuing operations	$0.85	$0.98	$(3.72)	*	(13)%	$2.71	$(2.24)	*
Income (Loss) from discontinued operations	0.15	0.24	(1.75)	*	*	0.41	(1.95)	*
Diluted earnings per share	$1.00	$1.22	$(5.47)	*	(18)%	$3.12	$(4.19)	*

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.15	$0.15

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES NOTES TO CONSOLIDATED STATEMENTS OF INCOME
1)	For the periods ended September 28, 2008 and September 30, 2007.
2)

Sales increased in the United States 6% in the third quarter and 5% for the first nine months of 2008 as compared with the comparable periods of the prior year. International sales increased 16% in the third quarter and 13% for the first nine months as compared with the comparable periods of the prior year.

3)

In the third quarter of 2007, the Company initiated a plan to realign its operations as a result of an in-depth strategic review of all of its operations. This realignment resulted in impairment of assets charges and restructuring charges in the third quarter of 2007 as follows:

Impairment of assets charges
Paper PCC	$65.3
Specialty PCC	12.7
Total PCC	78.0
Processed Minerals	1.3
Specialty Minerals Segment	79.3
Refractories Segment	14.8
Consolidated	$94.1

Restructuring and other costs
Severance and other employee benefits	$9.2
Contract termination costs	2.3
Other exit costs	0.6
	$12.1
Additional restructuring charges recorded in the third quarter and first nine months of 2008 associated with this realignment were as follows (millions of dollars):
		Third	Second	First Nine Months
Restructuring and other costs		Quarter	Quarter	2008
Severance and other employee benefits		$0.3	$0.9	$2.1
Pension settlement loss		4.7	0.0	4.7
Other exit costs		0.0	0.0	0.5
		$5.0	$0.9	$7.3

As a result of the workforce reduction associated with the restructuring program and the related distribution of pension benefits, the Company recognized a pension settlement loss of $4.7 million in the third quarter of 2008 related to its defined benefit plan in the U.S. in accordance with SFAS 88.

4)

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the three month and nine month periods ended September 28, 2008 and September 30, 2007, respectively and for the three-month period ended June 29, 2008. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Three Months Ended			Nine Months Ended
	Sept 28,	June 29,	Sept 30,	Sept 28,	Sept 30,
	2008	2008	2007	2008	2007
Net Income (loss), as reported	$19.0	$23.3	$(105.5)	$59.6	$(80.3)

Special items:
Inventory writedowns included in cost of goods sold	0	0	1.4	0	1.4
Impairment of long-lived assets	0	0	140.9	0	140.9
Restructuring and other costs	5.4	0.7	14.3	7.4	14.3
Gain on sale of assets	(3.7)	(6.5)	0.0	(10.2)	0.0

Related tax effects on special items	(0.6)	2.0	(37.5)	1.0	(37.5)

Reverse minority interest portion of impairment charge	0	0	(0.2)	0	(0.2)

Net income, excluding special items	$20.1	$19.5	$13.4	$57.8	$38.6

Basic earnings per share, excluding special items	$1.07	$1.03	$0.70	$3.05	$2.01
Diluted earnings per share, excluding special items	$1.06	$1.02	$0.69	$3.03	$1.99

5) During the fourth quarter of 2007, the Company exited its Synsil® Products product line and reclassified such operations as discontinued. In addition, the Company reclassified to discontinued operations its two Midwest plants located in Mt. Vernon, Indiana and Wellsville, Ohio. All assets held are classified as held for disposal as of September 28, 2008 and December 31, 2007. The following table details selected financial information for the businesses included within discontinued operations in the Consolidated Statements of Income (millions of dollars):

	Three Months Ended			Nine Months Ended
	Sept 28,	June 29,	Sept 30,	Sept 28,	Sept 30,
	2008	2008	2007	2008	2007

Net sales	$6.0	$6.4	$7.7	$18.7	$23.8

Production margin	1.5	0.7	(2.2)	3.0	(5.3)
Total expenses	0.2	0.2	1.0	0.6	3.3
Restructuring charges (reversals)	0.4	(0.2)	2.1	0.1	2.1
Impairment of assets	0.0	0.0	46.9	0.0	46.9

Income (loss) from operations	0.9	0.7	(52.2)	2.3	(57.6)
Provision for taxes on income	0.3	0.3	(18.5)	0.9	(20.3)

Income (loss) from operations, net of tax	0.6	0.4	(33.7)	1.4	(37.3)
Pre-tax gains on sales of discontinued business	3.7	6.5	0.0	10.2	0.0
Provision for taxes on gains	1.3	2.3	0.0	3.6	0.0

Income (loss) from discontinued operations, net of tax	$3.0	$4.6	$(33.7)	$8.0	$(37.3)

6) The following table reflects the components of non-operating income and deductions (thousands of dollars):
	Three Months Ended			Nine Months Ended
	Sept 28,	June 29,	Sept 30,	Sept 28,	Sept 30,
	2008	2008	2007	2008	2007
Interest income	$1.5	1.0	$0.7	$3.6	$1.8
Interest expense	(1.2)	(1.1)	(2.0)	(3.8)	(7.2)
Foreign exchange gains (losses)	0.3	(0.3)	0.0	(0.8)	(0.1)
Other deductions	(0.3)	(0.3)	0.0	(0.9)	(0.2)
Non-operating income (deductions), net	$0.3	(0.7)	$(1.3)	$(1.9)	$(5.7)

7) The results of operations for the interim period ended September 28, 2008 are not necessarily indicative of the results that ultimately might be achieved for the current year.

8) The analyst conference call to discuss operating results for the third quarter is scheduled for Friday, Ocober 24, 2008 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

SALES DATA	Quarter Ended Sept 28, 2008	Quarter Ended June 29, 2008	Quarter Ended Sept 30, 2007	% Growth Prior Year	% Growth Prior Qtr.	Nine Months Ended Sept 28, 2008	Nine Months Ended Sept 30, 2007	% Growth Prior Year
United States	$ 154.2	$ 158.3	$ 144.8	6%	(3)%	$ 461.0	$ 438.4	5%
International	140.7	141.5	121.7	16%	(1)%	411.2	365.1	13%
Net Sales	$ 294.9	$ 299.8	$ 266.5	11%	(2)%	$ 872.2	$ 803.5	9%
Paper PCC	$ 141.7	$ 142.2	$ 134.9	5%	(0)%	$ 421.7	$ 402.4	5%
Specialty PCC	15.5	15.8	15.4	1%	(2)%	46.6	46.0	1%
PCC Products	$ 157.2	$ 158.0	$ 150.3	5%	(1)%	$ 468.3	$ 448.4	4%
Talc	$ 9.8	$ 9.5	$ 9.3	5%	3%	$ 28.5	$ 28.4	0%
Ground Calcium Carbonate	19.7	21.6	19.9	(1)%	(9)%	59.8	59.5	1%
Processed Minerals Products	$ 29.5	$ 31.1	$ 29.2	1%	(5)%	$ 88.3	$ 87.9	0%
Specialty Minerals Segment	$ 186.7	$ 189.1	$ 179.5	4%	(1)%	$ 556.6	$ 536.3	4%
Refractory products	$ 86.7	$ 89.8	$ 69.5	25%	(3)%	$ 255.6	$ 214.3	19%
Metallurgical Products	21.5	20.9	17.5	23%	3%	60.0	52.9	13%
Refractories Segment	$ 108.2	$ 110.7	$ 87.0	24%	(2)%	$ 315.6	$ 267.2	18%
Net Sales	$ 294.9	$ 299.8	$ 266.5	11%	(2)%	$ 872.2	$ 803.5	9%

SEGMENT OPERATING INCOME DATA	Quarter Ended Sept 28, 2008	Quarter Ended June 29, 2008	Quarter Ended Sept 30, 2007	% Growth Prior Year	% Growth Prior Qtr.	Nine Months Ended Sept 28, 2008	Nine Months Ended Sept 30, 2007	% Growth Prior Year
Specialty Minerals Segment	$ 13.5	$ 20.1	$ (70.7)	*	(33)%	$ 51.9	$ (36.3)	*
Refractories Segment	$ 9.9	$ 8.9	$ (11.5)	*	11%	$ 27.7	$ 3.7	*
Unallocated Corporate Expenses	$ (0.4)	$ (0.2)	$ 0.0	*	100%	$ (0.7)	$ 0.0	*
Consolidated	$ 23.0	$ 28.8	$ (82.2)	*	(20)%	$ 78.9	$ (32.6)	*

SEGMENT RESTRUCTURING and IMPAIRMENT COSTS	Quarter Ended Sept 28, 2008	Quarter Ended June 29, 2008	Quarter Ended Sept 30, 2007	% Growth Prior Year	% Growth Prior Qtr.	Nine Months Ended Sept 28, 2008	Nine Months Ended Sept 30, 2007	% Growth Prior Year
Specialty Minerals Segment	$ 3.3	$ 0.1	$ 89.2	*	*	$ 4.6	$ 89.2	*
Refractories Segment	$ 1.7	$ 0.8	$ 17.0	*	*	$ 2.7	$ 17.0	*
Consolidated	$ 5.0	$ 0.9	$ 106.2	*	*	$ 7.3	$ 106.2	*

SEGMENT OPERATING INCOME, EXCLUDING SPECIAL ITEMS	Quarter Ended Sept 28, 2008	Quarter Ended June 29, 2008	Quarter Ended Sept 30, 2007	% Growth Prior Year	% Growth Prior Qtr.	Nine Months Ended Sept 28, 2008	Nine Months Ended Sept 30, 2007	% Growth Prior Year
Specialty Minerals Segment	$ 16.8	$ 20.2	$ 18.5	(9)%	(17)%	$ 56.5	$ 52.9	7%
Refractories Segment	$ 11.6	$ 9.7	$ 5.5	111%	20%	$ 30.4	$ 20.7	47%
Consolidated	$ 28.0	$ 29.7	$ 24.0	17%	(6)%	$ 86.2	$ 73.6	17%

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	ASSETS

(In Thousands of Dollars)
		Sept 28,	December 31,
		2008*	2007**

Current assets:
Cash & cash equivalents
		$151,115	$128,985
Short-term investments
		14,758	9,697
Accounts receivable, net
		209,234	180,868
Inventories
		136,631	103,373
Prepaid expenses and other current assets
		22,960	22,773
Assets held for disposal
		19,571	27,614
Total current assets
		554,269	473,310

Property, plant and equipment		1,362,118	1,351,843
Less accumulated depreciation		906,265	862,457
Net property, plant & equipment
		455,853	489,386

Goodwill		70,643	71,964
Prepaid pension costs		39,947	53,667
Other assets and deferred charges		34,150	40,566

Total assets
		$1,154,862	$1,128,893

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt
		$14,522	$9,518
Current maturities of long-term debt
		371	7,210
Accounts payable
		72,370	66,084
Restructuring liabilities
		3,867	14,479
Other current liabilities
		66,998	65,057
Liabilities of assets held for disposal-current
		1,382	4,801
Total current liabilities
		159,510	167,149

Long-term debt		101,221	111,006
Other non-current liabilities		116,424	99,565
Total liabilities
		377,155	377,720

Total shareholders' equity		777,707	751,173

Total liabilities and shareholders' equity
		$1,154,862	$1,128,893

* Unaudited.
** Condensed from audited financial statements.